Exhibit 10.2
MASTER FORWARD CONFIRMATION

To:	First Industrial Realty Trust, Inc. (“Counterparty”)
From:	[•] [•] [•] Attention: [•] Email: [•]
Re:	Master Confirmation for Issuer Share Forward Sale Transactions
Date:	August 21, 2025

Ladies and Gentlemen:
The purpose of this communication (this “Master Confirmation”) is to set forth the terms and conditions of the transactions to be entered into from time to time (each, a “Transaction” and, collectively, the “Transactions”) between [•] (“Dealer”) and First Industrial Realty Trust, Inc. (“Counterparty”) in accordance with the terms of the Equity Distribution Agreement (the “Distribution Agreement”), dated as of August 21, 2025, among Dealer, Counterparty, First Industrial, L.P., a Delaware limited partnership whose sole general partner is Counterparty (the “Operating Partnership”), and the other parties thereto, as may be amended from time to time. Each Transaction will be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (each, a “Supplemental Confirmation”, and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below). Each Confirmation will be a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
1.    Each Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). For purposes of the Equity Definitions, each Transaction to which this Master Confirmation relates will be deemed to be a Share Forward Transaction.
Each Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”), as published by ISDA, as if Dealer and Counterparty had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency; (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer and Counterparty, with a “Threshold Amount” of USD 100 million for Counterparty and a “Threshold Amount” equal to 3% of shareholders’ equity of Dealer as of the date hereof for Dealer; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.” All provisions contained in the Agreement are incorporated into and shall govern each Confirmation except as expressly modified below. Each Confirmation will evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the relevant Transaction and will replace any previous agreement between the parties with respect to the subject matter thereof.
The Transactions under this Master Confirmation shall be the only Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer or any of its Affiliates and Counterparty or any confirmation or other agreement between Dealer or any of its Affiliates and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer or any of its Affiliates and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer or any of its Affiliates and Counterparty are parties, none of the Transactions to which this Master Confirmation relates shall be considered a “Transaction” under, or otherwise governed by, such existing or deemed ISDA Master Agreement. In the event of any inconsistency among the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
2.    The terms of the particular Transactions to which this Master Confirmation relates are as follows:

General Terms:
Trade Date:
For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the last Exchange Business Day (as defined in the Distribution Agreement) of the Forward Hedge Selling Period (as defined in the Distribution Agreement) for such Transaction.

Effective Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the date that is one Settlement Cycle following the Trade Date for such Transaction, or such later date on which the conditions set forth in Section 3 of this Master Confirmation shall have been satisfied.
Counterparty and Dealer agree that, upon the effectiveness of any Placement Notice (as defined in the Distribution Agreement), as applicable, in respect of the Transaction to which such Placement Notice relates, each of the representations, warranties, covenants, agreements and other provisions of this Master Confirmation and the Supplemental Confirmation for such Transaction (including, without limitation, Dealer’s right to designate an Early Valuation Date in respect of such Transaction pursuant to the “Early Valuation” provision in Section 2 hereof) shall govern, and be applicable to, such Transaction as of the first Scheduled Trading Day (as defined in the Distribution Agreement) of the Forward Hedge Selling Period (as defined in the Distribution Agreement) for such Transaction as if the Trade Date for such Transaction were such first Scheduled Trading Day. Notwithstanding anything to the contrary in this Master Confirmation, any Supplemental Confirmation, the Agreement or the Equity Definitions, if Dealer designates an Early Valuation Date with respect to a Transaction (1) prior to the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period for such Transaction or (2) prior to Counterparty’s execution of the Supplemental Confirmation relating to such Transaction, then, for purposes of such Early Valuation Date, a Supplemental Confirmation relating to such Transaction reasonably completed by Dealer (as if the Trade Date for such Transaction were the last day of the Forward Hedge Selling Period on which the Forward Seller (as defined in the Distribution Agreement) sold Forward Hedge Shares (as defined in the Distribution Agreement) for such Transaction) shall, notwithstanding anything to the contrary herein, including, without limitation, the conditions to the effectiveness of each Supplemental Confirmation and the related Transaction set out in Section 3 below, be deemed to be immediately effective.
Buyer:	Dealer
Seller:	Counterparty

Maturity Date:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Shares:	The common stock (“Shares”), par value $0.01 per Share, of Counterparty (Ticker: “FR”)
Number of Shares:
For each Transaction, initially, as specified in the Supplemental Confirmation for such Transaction, to be the number of Shares equal to the Actual Sold Forward Amount (as defined in the Distribution Agreement) for the Forward Hedge Selling Period (as defined in the Distribution Agreement) for such Transaction (the “Initial Number of Shares”); provided that the Number of Shares is subject to reduction as provided in Section 3 below.

On each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares settled on such date.
Settlement Currency:	USD
Exchange:	New York Stock Exchange
Related Exchange:	All Exchanges
Prepayment:	Not Applicable
Variable Obligation:	Not Applicable
Initial Forward Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Distribution Agreement) applicable to such Transaction; and (ii) the Volume-Weighted Hedge Price for such Transaction (such product adjusted as the Calculation Agent determines appropriate to (x) reflect on each day during the Forward Hedge Selling Period and through the Effective Date the sum of 1 and the Daily Rate for such day divided by 365 multiplied by the then-Initial Forward Price as of such day and (y) reduce the then-Initial Forward Price by the relevant Forward Price Reduction Amount on each Forward Price Reduction Date, if any, occurring on or before the Trade Date).
Forward Price:	For each Transaction, on the Effective Date of such Transaction, the Initial Forward Price, and on any day thereafter, the product of the Forward Price on the immediately preceding calendar day and
1 + the Daily Rate * (1/365);

provided that the Forward Price on each Forward Price Reduction Date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Volume-Weighted Hedge Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be the volume-weighted average of the Forward Sales Prices (as defined in the Distribution Agreement) per share of Forward Hedge Shares (as defined in the Distribution Agreement) sold on each Exchange Business Day of the Forward Hedge Selling Period (as defined in the Distribution Agreement) for such Transaction.

Daily Rate:	For any day, the Overnight Bank Funding Rate minus the Spread.
Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Overnight Bank Funding Rate:
For any day, the rate set forth opposite the caption “Overnight Bank Funding Rate” for such day on the page “OBFR01 <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no such rate appears for such day on such page, Overnight Bank Funding Rate for such day shall be such rate for the immediately preceding day for which such a rate appears.

Forward Price Reduction Dates:	For each Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction.
Forward Price Reduction Amount:	For each Forward Price Reduction Date of a Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction.
Valuation:
Valuation Date:	For any Settlement (as defined below) with respect to any Transaction, if Physical Settlement is applicable, as designated in the relevant Settlement Notice (as defined below); or if Cash Settlement or Net Share Settlement is applicable, the last Unwind Date for such Settlement. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date. For the avoidance of doubt, the last Unwind Date shall be determined by Dealer based on the completion of the unwinding of its commercially reasonable hedge position.
Unwind Dates:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, each day on which Dealer (or its agent or affiliate) purchases Shares in the market in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, starting on the First Unwind Date for such Settlement.
First Unwind Date:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, as designated in the relevant Settlement Notice.
Unwind Period:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, the period starting on the First Unwind Date for such Settlement and ending on the Valuation Date for such Settlement.
Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Exchange Business Day during the Unwind Period” after the word “material,” in the third line thereof.
Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Settlement Terms:
Settlement:	With respect to any Transaction, any Physical Settlement, Cash Settlement or Net Share Settlement of all or any portion of such Transaction.
Settlement Notice:
For any Transaction, subject to “Early Valuation” below, Counterparty may elect to effect a Settlement of all or any portion of such Transaction by designating one or more Scheduled Trading Days following the Effective Date and on or prior to the Maturity Date for such Transaction to be Valuation Dates (or, with respect to Cash Settlements or Net Share Settlements, First Unwind Dates, each of which First Unwind Dates shall occur no later than the 60th Scheduled Trading Day immediately preceding the Maturity Date for such Transaction) in a written notice to Dealer (a “Settlement Notice”) delivered no later than the applicable Settlement Method Election Date for such Transaction, which notice shall also specify (i) the number of Shares (the “Settlement Shares”) for such Settlement (not to exceed the number of Undesignated Shares as of the date of such Settlement Notice) and (ii) the Settlement Method applicable to such Settlement; provided that (A) Counterparty may not designate a First Unwind Date for a Cash Settlement or a Net Share Settlement of any Transaction if, as of the date of such Settlement Notice, any Shares have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement of such Transaction for which the related Relevant Settlement Date has not occurred; and (B) if the number of Undesignated Shares as of the Maturity Date for such Transaction is not zero, then the Maturity Date for such Transaction shall be a Valuation Date for a Physical Settlement of such Transaction and the number of Settlement Shares for such Settlement shall be the number of Undesignated Shares for such Transaction as of the Maturity Date for such Transaction (provided that if such Maturity Date occurs during the period from the time any Settlement Notice is given for a Cash Settlement or Net Share Settlement of such Transaction until the related Relevant Settlement Date, inclusive, then the provisions set forth below opposite “Early Valuation” shall apply to such Transaction as if the Maturity Date for such Transaction were the Early Valuation Date for such Transaction).

Undesignated Shares:	For any Transaction, as of any date, the Number of Shares for such Transaction minus the number of Shares designated as Settlement Shares for Settlements of such Transaction for which the related Relevant Settlement Date has not occurred.
Settlement Method Election:	For any Transaction, applicable; provided that:
(i) Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the Equity Definitions;

(ii)    Counterparty may elect Cash Settlement or Net Share Settlement for any Settlement of any Transaction only if Counterparty represents and warrants to Dealer in the Settlement Notice containing such election that, as of the date of such Settlement Notice, (A) Counterparty is not aware of any material nonpublic information concerning itself or the Shares, (B) Counterparty is electing the settlement method and designating the First Unwind Date specified in such Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 under the Exchange Act (“Rule 10b-5”) or any other provision of the federal securities laws, (C) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), (D) Counterparty would be able to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated in such Settlement Notice and (y) a number of Shares with a value as of the date of such Settlement Notice equal to the product of (I) such number of Settlement Shares and (II) the applicable Relevant Forward Price for such Cash Settlement or Net Share Settlement in compliance with the laws of Counterparty’s jurisdiction of organization and (E) such election, and settlement in accordance therewith, does not and will not violate or conflict with any law or regulation applicable to Counterparty, or any order or judgment of any court or other agency of government applicable to it or any of its assets, and any governmental consents that are required to have been obtained by Counterparty with respect to such election or settlement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iii) Notwithstanding any election to the contrary in any Settlement Notice, Physical Settlement shall be applicable for any Settlement of any Transaction:

(A)    to all of the Settlement Shares designated in such Settlement Notice if, at any time from the date such Settlement Notice is received by Dealer until the related First Unwind Date, inclusive, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment, that it would, after using commercially reasonable efforts, be unable to purchase a number of Shares in the market sufficient to unwind a commercially reasonable hedge position in respect of the portion of such Transaction represented by such Settlement Shares and satisfy its delivery obligation hereunder, if any, by the Maturity Date (x) in a manner that (A) would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be subject to the safe harbor provided by Rule 10b-18(b) under the Exchange Act and (B) based on advice of counsel, would not raise material risks under applicable securities laws or (y) due to the lack of sufficient liquidity in the Shares (each, a “Trading Condition”); or

(B) to all or a portion of the Settlement Shares designated in such Settlement Notice if, on any day during the relevant Unwind Period, (I) the trading price per Share on the Exchange (as determined by Dealer in a commercially reasonable manner) is below the Threshold Price or (II) Dealer determines, in its good faith and commercially reasonable judgment or based on advice of counsel, as applicable, that a Trading Condition has occurred with respect to such Transaction, in which case the provisions set forth below in the fourth paragraph opposite “Early Valuation” shall apply as if such day were the Early Valuation Date and (x) for purposes of clause (i) of such paragraph, such day shall be the last Unwind Date of such Unwind Period and the “Unwound Shares” shall be calculated to, and including, such day and (y) for purposes of clause (ii) of such paragraph, the “Remaining Shares” shall be equal to the number of Settlement Shares designated in such Settlement Notice minus the Unwound Shares determined in accordance with clause (x) of this sentence.
Threshold Price:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction, to be 50% of the Initial Forward Price for such Transaction.
Electing Party:	Counterparty
Settlement Method Election Date:	With respect to any Settlement of any Transaction, the 5th Scheduled Trading Day immediately preceding (x) the Valuation Date for such Transaction, in the case of Physical Settlement, or (y) the First Unwind Date for such Transaction, in the case of Cash Settlement or Net Share Settlement.
Default Settlement Method:	Physical Settlement

Physical Settlement:
Notwithstanding Section 9.2(a)(i) of the Equity Definitions, on the Settlement Date for any Physical Settlement of any Transaction, Dealer shall pay to Counterparty an amount equal to the Forward Price for such Transaction on the relevant Valuation Date multiplied by the number of Settlement Shares for such Settlement, and Counterparty shall deliver to Dealer such Settlement Shares. If, on any Physical Settlement Date or Net Share Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Physical Settlement Date or Net Share Settlement Date, as applicable, to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the amount due by Dealer upon Physical Settlement or a portion of Forward Cash Settlement Amount, as applicable, in each case payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares, but such reduction shall be permitted only to the extent that any corresponding amount to be received by Dealer in unwinding or closing out its commercially reasonable hedge is so reduced.

Settlement Date:	For any Settlement of any Transaction to which Physical Settlement is applicable, the Valuation Date for such Settlement.
Net Share Settlement:	On the Net Share Settlement Date for any Settlement of any Transaction to which Net Share Settlement is applicable, if the Net Share Settlement Amount for such Settlement is greater than zero, Counterparty shall deliver a number of Shares equal to such Net Share Settlement Amount (rounded down to the nearest integer) to Dealer, and if such Net Share Settlement Amount is less than zero, Dealer shall deliver a number of Shares equal to the absolute value of such Net Share Settlement Amount (rounded down to the nearest integer) to Counterparty, in either case, in accordance with Section 9.4 of the Equity Definitions, with such Net Share Settlement Date deemed to be a “Settlement Date” for purposes of such Section 9.4, and, in either case, plus cash in lieu of any fractional Shares included in such Net Share Settlement Amount but not delivered due to rounding required hereby, valued at the Settlement Price.
Net Share Settlement Date:	For any Settlement of any Transaction to which Net Share Settlement is applicable, the date that follows the Valuation Date for such Settlement by one Settlement Cycle.
Net Share Settlement Amount:	For any Settlement of any Transaction to which Net Share Settlement is applicable, an amount equal to the Forward Cash Settlement Amount for such Settlement divided by the Settlement Price.
Forward Cash Settlement Amount:
Notwithstanding Section 8.5(c) of the Equity Definitions, the Forward Cash Settlement Amount for any Cash Settlement or Net Share Settlement of any Transaction shall be equal to (i) the number of Settlement Shares for such Settlement multiplied by (ii) an amount equal to (A) the Settlement Price for such Settlement minus (B) the Relevant Forward Price for such Settlement.

Relevant Forward Price:	For any Cash Settlement or Net Share Settlement of any Transaction, the weighted average of the Forward Prices for such Transactions on each Unwind Date relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each such Unwind Date in connection with unwinding Dealer’s commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent).
Settlement Price:
For any Cash Settlement or Net Share Settlement of any Transaction, the weighted average price of the purchases of Shares made by Dealer (or its agent or affiliate) during the Unwind Period in connection with unwinding its commercially reasonable hedge position relating to such Settlement (weighted based on the number of Shares purchased by Dealer or its agent or affiliate on each Unwind Date in connection with unwinding its commercially reasonable hedge position in connection with such Settlement, as determined by the Calculation Agent), plus commercially reasonable commissions not to exceed USD0.02 per Share.

Unwind Activities:
The times and prices at which Dealer (or its agent or affiliate) purchases any Shares during any Unwind Period in connection with unwinding its commercially reasonable hedge position in respect of each Transaction shall be determined by Dealer in a commercially reasonable manner. Without limiting the generality of the foregoing, in the event that Dealer concludes, in its reasonable discretion based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures generally applicable in similar situations and applied in a non-discriminatory manner (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer) (a “Regulatory Disruption”), for it to refrain from purchasing Shares in connection with unwinding its commercially reasonable hedge position in respect of such Transaction on any Scheduled Trading Day that would have been an Unwind Date but for the occurrence of a Regulatory Disruption, Dealer may (but shall not be required to) notify Counterparty in writing that a Regulatory Disruption has occurred on such Scheduled Trading Day with respect to such Transaction, in which case Dealer shall, to the extent practicable in its good faith discretion, specify the nature of such Regulatory Disruption, and, for the avoidance of doubt, such Scheduled Trading Day shall not be an Unwind Date for such Transaction and such Regulatory Disruption shall be deemed to be a Market Disruption Event.

Relevant Settlement Date:	For any Settlement of any Transaction, the Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date for such Settlement, as the case may be.
Other Applicable Provisions:
To the extent Dealer is obligated to deliver Shares under any Transaction, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to such Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Counterparty is the issuer of the Shares.

Share Adjustments:
Potential Adjustment Events:	An Extraordinary Dividend shall not constitute a Potential Adjustment Event. For the avoidance of doubt, a cash dividend on the Shares that differs from expected dividends as of the first Scheduled Trading Day of the Forward Hedge Selling Period of any Transaction shall not be a Potential Adjustment Event under Section 11.2(e)(vii) of the Equity Definitions with respect to such Transaction.
Extraordinary Dividend:	For any Transaction, any dividend or distribution on the Shares with an ex-dividend date occurring on any day following the first Scheduled Trading Day of the Forward Hedge Selling Period of such Transaction (other than (i) any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or (ii) a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend Amount for such calendar quarter for such Transaction that has an ex-dividend date no earlier than the Forward Price Reduction Date occurring in the relevant quarter for such Transaction).
Regular Dividend Amount:	For each Transaction and for each calendar quarter, as specified in the Supplemental Confirmation for such Transaction (or, if no such amount is specified, an amount determined by Dealer in good faith).
Method of Adjustment:	Calculation Agent Adjustment
Extraordinary Events:
Extraordinary Events:	The consequences that would otherwise apply under Article 12 of the Equity Definitions to any applicable Extraordinary Event (excluding any Failure to Deliver, Increased Cost of Hedging, Increased Cost of Stock Borrow or any Extraordinary Event that also constitutes a Bankruptcy Termination Event, but including, for the avoidance of doubt, any other applicable Additional Disruption Event) shall not apply.
Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing the reference therein to “10%” with a reference to “15%”.
Delisting:	In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
With respect to any Transaction, applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date of such Transaction, (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof and (ii) by replacing the words “the interpretation” with the words “or public announcement of any formal or informal interpretation” in the third line thereof and (C) the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable with respect to a Transaction if Dealer is required to deliver Shares under such Transaction; otherwise, Not Applicable.
Hedging Disruption:	Applicable
Increased Cost of Hedging:
Applicable; provided that Section 12.9(b)(vi) of the Equity Definitions shall be amended by (i) adding “or” before clause (B) of the second sentence thereof; (ii) deleting clause (C) of the second sentence thereof; (iii) deleting the third and fourth sentences thereof; and (iv) inserting the following language at the end of such Section: “provided, however, that any such increased tax, duty, expense or fee that occurs solely due to the deterioration of the creditworthiness of the Hedging Party relative to comparable financial institutions shall not be an Increased Cost of Hedging.”

Increased Cost of Stock Borrow:
Applicable; provided that Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); (ii) deleting clause (C) of the second sentence thereof and (iii) deleting the third, fourth and fifth sentences thereof. For the avoidance of doubt, upon the announcement of any event that, if consummated, would result in a Merger Event or Tender Offer, the term “rate to borrow Shares” as used in Section 12.9(a)(viii) of the Equity Definitions shall include any commercially reasonable cost borne or amount payable by the Hedging Party in respect of maintaining or reestablishing its hedge position, including, but not limited to, any assessment or other amount payable by the Hedging Party to a lender of Shares in respect of any merger or tender offer premium, as applicable.

Initial Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Loss of Stock Borrow:
Applicable; provided that Section 12.9(b)(iv) of the Equity Definitions shall be amended by (i) deleting clause (A) of the first sentence thereof in its entirety and (ii) replacing the words “neither the Non-Hedging Party nor the Lending Party lends” with the words “the Lending Party does not lend” in the second sentence thereof.

Maximum Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Hedging Party:	For all applicable Additional Disruption Events, Dealer
Determining Party:	For all applicable Extraordinary Events, Dealer
Early Valuation:
Early Valuation:	For any Transaction, notwithstanding anything to the contrary herein, in the Agreement, in any Supplemental Confirmation or in the Equity Definitions, at any time (x) following the occurrence of a Hedging Event with respect to such Transaction, the declaration by Issuer of an Extraordinary Dividend, or an ISDA Event with respect to such Transaction or (y) if an Excess Ownership Position, an Excess Charter Ownership Position or an Excess Regulatory Ownership Position exists, Dealer (or, in the case of an ISDA Event that is an Event of Default or Termination Event, the party entitled to designate an Early Termination Date in respect of such event pursuant to Section 6 of the Agreement) shall have the right to designate any Scheduled Trading Day to be the “Early Valuation Date” for such Transaction, in which case the provisions set forth in this “Early Valuation” section shall apply to such Transaction, in the case of an Event of Default or Termination Event, in lieu of Section 6 of the Agreement. For the avoidance of doubt, any amount calculated pursuant to this “Early Valuation” section as a result of an Extraordinary Dividend shall not be adjusted by the value associated with such Extraordinary Dividend.

If the Early Valuation Date for a Transaction occurs on a date that is not during an Unwind Period for such Transaction, then such Early Valuation Date shall be a Valuation Date for a Physical Settlement of such Transaction, and the number of Settlement Shares for such Settlement shall be the Number of Shares on such Early Valuation Date; provided that Dealer may in its good faith and in a commercially reasonable manner permit Counterparty to elect Cash Settlement or Net Share Settlement in respect of such Transaction.

If the Early Valuation Date for a Transaction occurs during an Unwind Period for such Transaction, then (i) (A) the last Unwind Date of such Unwind Period shall be deemed to be such Early Valuation Date, (B) a Settlement shall occur in respect of such Unwind Period, and the Settlement Method elected by Counterparty in respect of such Settlement shall apply, and (C) the number of Settlement Shares for such Settlement shall be the number of Unwound Shares for such Unwind Period on such Early Valuation Date, and (ii) (A) such Early Valuation Date shall be a Valuation Date for an additional Physical Settlement of such Transaction (provided that Dealer may in its good faith and commercially reasonable discretion elect that the Settlement Method elected by Counterparty for the Settlement described in clause (i) of this sentence shall apply) and (B) the number of Settlement Shares for such additional Settlement shall be the number of Remaining Shares on such Early Valuation Date.

Notwithstanding the foregoing, in the case of a Nationalization or Merger Event, if at the time of the related Relevant Settlement Date the Shares have changed into cash or any other property or the right to receive cash or any other property, the Calculation Agent shall adjust the nature of the Shares as it determines appropriate to account for such change such that the nature of the Shares is consistent with what shareholders receive in such event.
ISDA Event:	(i) Any Event of Default or Termination Event, other than an Event of Default or Termination Event that also constitutes a Bankruptcy Termination Event, that gives rise to the right of either party to designate an Early Termination Date pursuant to Section 6 of the Agreement or (ii) the announcement of any event or transaction that, if consummated, would result in a Merger Event, Tender Offer, Nationalization, Delisting or Change in Law, in each case, as determined by the Calculation Agent.
Amendment to Merger Event:	Section 12.1(b) of the Equity Definitions is hereby amended by deleting the remainder of such Section beginning with the words “in each case if the Merger Date is on or before” in the fourth to last line thereof.

Hedging Event:	In respect of any Transaction, the occurrence of any of the following on or following the first Exchange Business Day of the Forward Hedge Selling Period (as defined in the Distribution Agreement): (i) (x) A Loss of Stock Borrow in connection with which Counterparty does not refer the Hedging Party to a satisfactory Lending Party within the required time period as provided in Section 12.9(b)(iv) of the Equity Definitions or (y) a Hedging Disruption, (ii) (A) an Increased Cost of Stock Borrow or (B) an Increased Cost of Hedging in connection with which, in the case of sub-clause (A) or (B), Counterparty does not elect, and so notify the Hedging Party of its election, in each case, within the required time period to either amend such Transaction pursuant to Section 12.9(b)(v)(A) or Section 12.9(b)(vi)(A) of the Equity Definitions, as applicable, or pay an amount determined by the Calculation Agent that corresponds to the relevant Price Adjustment pursuant to Section 12.9(b)(v)(B) or Section 12.9(b)(vi)(B) of the Equity Definitions, as applicable, or (iii) the occurrence of a Market Disruption Event during an Unwind Period and the continuance of such Market Disruption Event for at least eight Scheduled Trading Days.
In respect of any Transaction, if a Hedging Event (other than the Hedging Event in clause (iii) in the preceding paragraph) occurs with respect to such Transaction on or after the first Scheduled Trading Day of the Forward Hedge Selling Period (as each such term is defined in the Distribution Agreement) for such Transaction and prior to the Trade Date for such Transaction, the Calculation Agent may to the extent necessary to preserve the commercially reasonable hedge of Dealer, reduce the Initial Forward Price to account for such Hedging Event and any commercially reasonable costs or expenses incurred by Dealer as a result of such Hedging Event.)
Remaining Shares:
For any Transaction, on any day, the Number of Shares for such Transaction as of such day (or, if such day occurs during an Unwind Period for such Transaction, the Number of Shares for such Transaction as of such day minus the Unwound Shares for such Transaction for such Unwind Period on such day).

Unwound Shares:	For any Transaction, for any Unwind Period in respect of such Transaction on any day, the aggregate number of Shares with respect to which Dealer has unwound (as determined by Dealer in good faith) its commercially reasonable hedge position in respect of such Transaction in connection with the related Settlement as of such day.
Acknowledgements:
Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

Transfer:
Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer without the consent of Counterparty; provided that (i) the creditworthiness of such affiliate is not, taking into account any guarantees or other credit support provided for the obligations of such affiliate, materially weaker than Dealer’s creditworthiness at such time, (ii) Counterparty will neither (1) be required to pay, nor is there a material likelihood that it would be required to pay, an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement, nor (2) receive a payment, nor is there a material likelihood that it would receive a payment, from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount, in either case as a result of such transfer or assignment, (iii) each of Dealer and such transferee is a “dealer” within the meaning of section 1.1001-4(b)(1) of the U.S. Treasury Regulations and (iv) that no Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, and no Extraordinary Event, Early Valuation, Market Disruption Event, ISDA Event, Excess Ownership Position or Excess Regulatory Ownership Position or other event or circumstance giving rise to a right or responsibility to terminate or cancel a Transaction or to make an adjustment to the terms of a Transaction would result therefrom.

Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer obligations in respect of any Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty only to the extent of any such performance.

Calculation Agent:
Dealer; provided that, following the occurrence and during the continuation of an Event of Default pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to select a leading dealer in the market for U.S. corporate equity derivatives to replace Dealer as Calculation Agent while the Event of Default is continuing, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will, use commercially reasonable efforts to provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation, as the case may be; provided that Dealer shall not be required to disclose any proprietary or confidential models of Dealer or any information that is proprietary or subject to contractual, legal or regulatory obligations to not disclose such information.

Counterparty Payment Instructions:	To be provided by Counterparty
Dealer Payment Instructions:	[•]
Dealer’s USD payment instructions:	[•]
Dealer’s delivery instructions:	[•]
The Office of Counterparty for the Transaction is:	Inapplicable, Counterparty is not a Multibranch Party
The Office of Dealer for the Transaction is:	[•]
Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty
Dealer’s Contact Details for Purpose of Giving Notice:	[•]

3.    Effectiveness. The effectiveness of each Supplemental Confirmation and the related Transaction on the Effective Date for such Supplemental Confirmation shall be subject to the satisfaction (or waiver by Dealer) of the following conditions:
(a)    the representations and warranties of Counterparty contained in the Distribution Agreement, and any certificate delivered pursuant thereto by Counterparty, shall be true and correct on such Effective Date as if made as of such Effective Date;
(b)    Counterparty shall have performed all of the obligations required to be performed by it under the Distribution Agreement on or prior to such Effective Date;
(c)    all of the conditions set forth in Section 5 of the Distribution Agreement shall have been satisfied;
(d)    all of the representations and warranties of Counterparty hereunder and under the Agreement shall be true and correct on such Effective Date as if made as of such Effective Date;
(e)    Counterparty shall have delivered to Dealer an opinion of counsel in form and substance reasonably satisfactory to Dealer, which opinion may be included within the opinions provided by Section 5 of the Distribution Agreement in the form required therein, with respect to the matters set forth in Section 3(a) of the Agreement and that the maximum number of Shares initially issuable under such Transaction have been duly authorized and, upon issuance pursuant to the terms of such Transaction, will be validly issued, fully paid and nonassessable; and
(f)    Counterparty shall have performed all of the obligations required to be performed by it hereunder and under the Agreement on or prior to such Effective Date, including without limitation its obligations under Section 6 hereof.
Notwithstanding the foregoing or any other provision of this Master Confirmation or any Supplemental Confirmation, if, in respect of any Transaction, (x) on or prior to 9:00 a.m., New York City time, on any Forward Related Settlement Date (as defined in the Distribution Agreement) in connection with Dealer establishing its commercially reasonable hedge position, Dealer, in its sole judgment, is unable, after using commercially reasonable efforts, to borrow and deliver for sale the full Number of Shares or (y) in Dealer’s sole judgment, it would incur a stock loan cost of more than a rate equal to the Maximum Stock Loan Rate for such Transaction with respect to all or any portion of such full Number of Shares, the effectiveness of the related Supplemental Confirmation and such Transaction shall be limited to the number of Shares Dealer is so able to borrow in connection with establishing its commercially reasonable hedge position for such Transaction at a cost of not more than a rate equal to the Maximum Stock Loan Rate for such Transaction, which, for the avoidance of doubt, may be zero.
4.    Additional Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party, as of the date hereof, Trade Date and Forward Related Settlement Date (as defined in the Distribution Agreement), that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.
5.    Additional Representations and Warranties of Counterparty and the Operating Partnership. The representations and warranties of Counterparty and the Operating Partnership set forth in Section 3 of the Distribution Agreement are true and correct as of the date hereof, the date of each Placement Notice (as defined in the Distribution Agreement), each Trade Date for any Transaction and each Forward Related Settlement Date (as defined in the Distribution Agreement) and are hereby deemed to be repeated to Dealer as if set forth herein. In addition to the representations and warranties in Section 3 of the Distribution Agreement, the Agreement and those contained elsewhere herein, Counterparty represents and warrants to Dealer, and agrees with Dealer, as of the date hereof, the Trade Date and Forward Related Settlement Date (as defined in the Distribution Agreement), that:
(a)    without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that Dealer is not making any representations or warranties with respect to the treatment of any Transaction, including without limitation ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;
(b)    it shall not take any action to reduce or decrease the number of authorized and unissued Shares below the sum of (i) the aggregate Number of Shares across all Transactions plus (ii) the total number of Shares issuable upon settlement (whether by net share settlement or otherwise) of any other transaction or agreement to which it is a party;
(c)    it will not repurchase any Shares if, immediately following such repurchase, the aggregate Number of Shares across all Transactions would be equal to or greater than 4.5% of the number of then-outstanding Shares and it will notify Dealer immediately upon the announcement or consummation of any repurchase of Shares in an amount that, taken together with the amount of all repurchases since the date of the last such notice (or, if no such notice has been given, since the Trade Date), exceeds 0.5% of the number of then-outstanding Shares;
(d)    it is not entering into this Master Confirmation or any Supplemental Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) for the purpose of inducing the purchase or sale of the Shares (or any security convertible into or exchangeable for Shares) by others;
(e)    it is not aware of any material non-public information regarding itself or the Shares; it is entering into this Master Confirmation (and any Supplemental Confirmation) and will provide any Settlement Notice in good faith and not as part of a plan or scheme to evade compliance with Rule 10b-5 or any other provision of the federal securities laws; it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting any Transaction; and it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and any Supplemental Confirmations under Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”);

(f)    no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares; provided that Counterparty makes no such representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer;
(g)    as of any Trade Date and as of the date of any payment or delivery by Counterparty or Dealer hereunder, it is not and will not be “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code);
(h)    it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;
(i)    it: (i) is an “institutional account” as defined in FINRA Rule 4512(c);
(j)    it (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction; and (iii) is entering into this Transaction for a bona fide business purpose.
(k)    each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that are required to be filed have been filed and, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading
(l)    ownership positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (i) do not constitute “ownership” by Dealer and (ii) shall not result in Dealer being deemed or treated as the “owner” of such positions, in each case for purposes of the Issuer’s Articles of Incorporation;
(m)    Counterparty (x) represents and warrants that it has not, as of the Trade Date, applied for or received a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) and is not in material breach of any Material Governmental Restrictions (as hereinafter defined) under any or other investment, or any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with certain a requirements (the “Material Governmental Restrictions”) not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) for which the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance and (y) acknowledges that entering into the Transaction may limit its ability to receive such loan, loan guarantee, or direct loan Financial Assistance; and
(n)    IT UNDERSTANDS THAT THE TRANSACTIONS ARE SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
6.    Additional Covenants of Counterparty.

(a)    Counterparty acknowledges and agrees that any Shares delivered by Counterparty to Dealer on any Settlement Date or Net Share Settlement Date will be (i) newly issued, (ii) approved for listing or quotation on the Exchange, subject to official notice of issuance, and (iii) registered under the Exchange Act, and, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to any Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether any such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, Counterparty agrees that any Shares so delivered will not bear a restrictive legend and will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System. In addition, Counterparty represents and agrees that any such Shares shall be, upon such delivery, duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance.
(b)    Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting any Transaction. Without limiting the generality of the provisions set forth opposite the caption “Unwind Activities” in Section 2 of this Master Confirmation, Counterparty acknowledges that it has no right to, and agrees that it will not seek to, control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under or in connection with any Transaction, including, without limitation, Dealer’s decision to enter into any hedging transactions.
(c)    Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
(d)    Counterparty shall provide notice to Dealer within one business day of the occurrence of (i) any event that would constitute an Event of Default or a Termination Event in respect of which Counterparty is a Defaulting Party or an Affected Party, as the case may be, and (ii) an announcement of any event that, if consummated, would constitute an Extraordinary Event or Potential Adjustment Event.
(e)    Neither Counterparty nor any of its “affiliated purchasers” (as defined by Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall take any action that would cause any purchases of Shares by Dealer or any of its Affiliates in connection with any Cash Settlement or Net Share Settlement of any Transaction not to meet the requirements of the safe harbor provided by Rule 10b-18 if such purchases were made by Counterparty. Without limiting the generality of the foregoing, during any Unwind Period, except with the prior written consent of Dealer, Counterparty will not, and will cause its affiliated purchasers (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or announce or commence any tender offer relating to, any Shares (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for the Shares.
(f)    Counterparty will not take, or permit to be taken, any action to cause any “restricted period” (as such term is defined in Regulation M promulgated under the Exchange Act (“Regulation M”)) to occur in respect of Shares or any security with respect to which the Shares are a “reference security” (as such term is defined in Regulation M) during any Unwind Period.
(g)    Counterparty shall: (i) prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction, notify Dealer of such public announcement; (ii) promptly notify Dealer following any such announcement that such announcement has been made; (iii) promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (A) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date for the Merger Transaction that were not effected through Dealer or its affiliates and (B) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding such announcement date. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may result in a Regulatory Disruption, a Trading Condition or, if such notice relates to an event that is also an ISDA Event, an Early Valuation, or may affect the length of any ongoing Unwind Period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6(c) above. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act. For the avoidance of doubt, a Merger Transaction or the announcement thereof shall not give either party the right to designate an Early Valuation Date and/or to accelerate or preclude an election by Counterparty of Physical Settlement, unless such Merger Transaction or the announcement thereof is also an ISDA Event.
(h)    Counterparty shall promptly execute any Supplemental Confirmation delivered to Counterparty by Dealer.
7.    Termination on Bankruptcy. The parties hereto agree that, notwithstanding anything to the contrary in the Agreement or the Equity Definitions, each Transaction constitutes a contract to issue a security of Counterparty as contemplated by Section 365(c)(2) of the Bankruptcy Code and that each Transaction and the obligations and rights of Counterparty and Dealer thereunder (except for any liability as a result of breach of any of the representations or warranties provided by Counterparty in Section 4 or Section 5 above) shall immediately terminate, without the necessity of any notice, payment (whether directly, by netting or otherwise) or other action by Counterparty or Dealer, if, on or prior to the final Settlement Date, Cash Settlement Payment Date or Net Share Settlement Date of any Transaction, an Insolvency Filing occurs or any other proceeding commences with respect to Counterparty under the Bankruptcy Code (a “Bankruptcy Termination Event”).
8.    Additional Provisions.
(a)    Dealer acknowledges and agrees that Counterparty’s obligations under the Transactions are not secured by any collateral and that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than the Transactions to which this Master Confirmation relates.
(b)    The parties hereto intend for:
(i)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code;
(ii)    the rights given to Dealer pursuant to “Early Valuation” in Section 2 above to constitute “contractual rights” to cause the liquidation of a “securities contract” and to set off mutual debts and claims in connection with a “securities contract”, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code;
(iii)    any cash, securities or other property provided as performance assurance, credit support or collateral with respect to any Transaction to constitute “margin payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code;

(iv)    all payments for, under or in connection with any Transaction, all payments for Shares and the transfer of Shares to constitute “settlement payments” and “transfers” under a “securities contract” as defined in the Bankruptcy Code; and
(v)    any or all obligations that either party has with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement to constitute property held by or due from such party to margin, guaranty or settle obligations of the other party with respect to the transactions under the Agreement (including the Transactions) or any other agreement between such parties.
(c)    Notwithstanding any other provision of the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event will Counterparty be required to deliver in the aggregate in respect of all Settlement Dates, Net Share Settlement Dates or other dates on which Shares are delivered in respect of any amount owed under a Transaction a number of Shares greater than two times the Number of Shares for such Transaction as of the Trade Date for such Transaction (the “Capped Number”). The Capped Number shall be subject to adjustment only on account of (x) Potential Adjustment Events of the type specified in (1) Sections 11.2(e)(i) through (vi) of the Equity Definitions or (2) Section 11.2(e)(vii) of the Equity Definitions so long as, in the case of this sub-clause (2), such event is within Issuer’s control, (y) Merger Events requiring corporate action of Issuer (or any surviving entity of the Issuer hereunder in connection with any such Merger Event) and (z) announcements of any event that, if consummated, would result in a Merger Event or Tender Offer that are not outside Issuer’s control. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that any Transaction is outstanding) that the aggregate Capped Number of the Transactions is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transactions) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(b) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver Shares, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the applicable Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (C) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions (such events as set forth in clauses (A), (B) and (C) above, collectively, the “Share Issuance Events”). Counterparty shall promptly notify Dealer of the occurrence of any of the Share Issuance Events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares to be delivered) and, as promptly as reasonably practicable, deliver such Shares thereafter. Counterparty shall not, until Counterparty’s obligations under each Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any Share Issuance Event for the settlement or satisfaction of any transaction or obligation other than the Transactions or reserve any such Shares for future issuance for any purpose other than to satisfy Counterparty’s obligations to Dealer under the Transactions.
(d)    The parties intend for this Master Confirmation and each Supplemental Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted on behalf of Goldman, Sachs & Co. to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003.
(e)    The parties intend for each Transaction (taking into account purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction) to comply with the requirements of Rule 10b5-1(c)(1)(i)(A) under the Exchange Act and for this Master Confirmation and each Supplemental Confirmation to constitute a binding contract or instruction satisfying the requirements of 10b5-1(c) and to be interpreted to comply with the requirements of Rule 10b5-1(c).
(f)    [Reserved]
(g)    Counterparty acknowledges that:

(i)    during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to any Transaction;
(ii)    Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;
(iii)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Settlement Price of any Transaction;
(iv)    any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and the Settlement Price of any Transaction, each in a manner that may be adverse to Counterparty; and
(v)    each Transaction is a derivatives transaction; Dealer may purchase or sell shares for its own account at an average price that may be greater than, or less than, the price received by Counterparty under the terms of any Transaction.
[(vi)    Dealer is not registered as a broker or dealer under the Exchange Act. [•] ("Agent") has acted solely as agent for Dealer and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities. Dealer is not a member of the Securities Investor Protection Corporation.]
[(vii)    Agent may have been paid a fee by Dealer in connection with the Transaction. Further details will be furnished upon written request.]
[(viii)    The time of dealing for the Transaction will be furnished by Agent upon written request.]
9.    Indemnification. Without duplication of any indemnification obligations under the Distribution Agreement, Counterparty and the Operating Partnership agree to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (excluding, for the avoidance of doubt, financial losses resulting from the economic terms of any Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of any breach of any covenant or representation made by Counterparty in this Master Confirmation, any Supplemental Confirmation or the Agreement. Counterparty and the Operating Partnership will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of any Transaction. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty and the Operating Partnership shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty and the Operating Partnership will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty or the Operating Partnership. Counterparty and the Operating Partnership also agree that no Indemnified Party shall have any liability to Counterparty, the Operating Partnership or any person asserting claims on behalf of or in right of Counterparty or the Operating Partnership in connection with or as a result of any matter referred to in this Master Confirmation or any Supplemental Confirmation except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty or the Operating Partnership result from the gross negligence, willful misconduct or bad faith of the Indemnified Party. The provisions of this Section 9 shall survive the completion of the Transactions contemplated by this Master Confirmation and any Supplemental Confirmation and any assignment and/or delegation of any Transaction made pursuant to the Agreement or this Master Confirmation (or any Supplemental Confirmation) shall inure to the benefit of any permitted assignee of Dealer. For the avoidance of doubt, any payments due as a result of this provision may not be used to set off any obligation of Dealer upon settlement of any Transaction.
10.    Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, this Master Confirmation or any Supplemental Confirmation, in no event shall Dealer be entitled to receive, or be deemed to receive, Shares to the extent that, (i) upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer, any other person that would have beneficial ownership of such Shares (any such person, an “Additional Owner,” which shall include without limitation any of Party’s affiliates’ business units subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13(d) of the Exchange Act), or any “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which Dealer or any Additional Owner is a member (any such group, a “Dealer Group”), would be equal to or greater than 4.5% of the outstanding Shares (such condition, an “Excess Ownership Position”), (ii) the receipt of such Shares would result in a violation of any restriction on ownership and transfer set forth in Article IX of Counterparty’s Articles of Incorporation, taking into account any waivers that are then in effect (such condition, the “Excess Charter Ownership Position”) or (iii) upon such receipt of such Shares, Dealer, any Dealer Group or any Additional Owner (any of Dealer, any Dealer Group or any Additional Owner, a “Dealer Person”) under Sections 3-601 through 3-603 of the Maryland Code (Corporations and Associations) or any state or federal bank holding company or banking laws, or any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to (x) the lesser of (A) the maximum number of Shares that would be permitted under Applicable Laws and (B) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty) or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (such condition described in clause (iii), an “Excess Regulatory Ownership Position”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, (i) Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in (x) any Dealer Person directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares or (y) the occurrence of an Excess Charter Ownership Position or Excess Regulatory Ownership Position and (ii) if such delivery relates to a Physical Settlement, notwithstanding anything to the contrary herein, Dealer shall not be obligated to satisfy the portion of its payment obligation corresponding to any Shares required to be so delivered until the date Counterparty makes such delivery. Upon request of Dealer, Counterparty shall promptly confirm to Dealer the number of Shares then outstanding and Dealer shall then promptly advise Counterparty with respect to any limitations under this Section 10 applicable to any anticipated delivery of Shares hereunder; provided, however, that neither a failure by Counterparty to notify Dealer of the number of Shares then outstanding nor a failure of Dealer to advise Counterparty with respect to any applicable limitations shall be deemed a default hereunder and notwithstanding such failure the remainder of this Section 10 shall continue to apply. For the avoidance of doubt, any delivery of Shares made by Counterparty to Dealer that Dealer was not entitled to receive under the terms of this Section 10 shall not be deemed to satisfy any of the delivery obligations of Counterparty hereunder and Dealer shall promptly return such Shares to Counterparty, pending which Dealer shall be deemed to hold any such Shares solely as custodian for the benefit of Counterparty.
11.    Non-Confidentiality. The parties hereby agree that (i) effective from the date of commencement of discussions concerning any Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such Transaction and all materials of any kind, including opinions or other tax analyses, provided by Dealer and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Dealer or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Dealer does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for Counterparty.
12.    Restricted Shares. If Counterparty is unable to comply with the covenant of Counterparty contained in Section 6 above or Dealer otherwise determines in its reasonable opinion that any Shares to be delivered to Dealer by Counterparty under any Transaction may not be freely returned by Dealer to securities lenders as described in the covenant of Counterparty contained in Section 6 above, then delivery of any such Settlement Shares (the “Unregistered Settlement Shares”) shall be effected pursuant to Annex B hereto, unless waived by Dealer
13.    Use of Shares. Dealer acknowledges and agrees that, except in the case of a Private Placement Settlement, Dealer shall use any Shares delivered by Counterparty to Dealer on any Settlement Date with respect to any Transaction to return to securities lenders to close out borrowings created by Dealer in connection with its hedging activities related to exposure under such Transaction or otherwise in compliance with applicable law.
14.    Rule 10b-18. In connection with bids and purchases of Shares in connection with any Net Share Settlement or Cash Settlement of any Transaction, Dealer shall use commercially reasonable efforts to conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control.
15.    Governing Law. Notwithstanding anything to the contrary in the Agreement, the Agreement, this Master Confirmation, any Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation or any Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
16.    Set-Off. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under any Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.
17.    Staggered Settlement. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.
18.    Waiver of Right to Trial by Jury. EACH OF DEALER AND COUNTERPARTY HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS MASTER CONFIRMATION OR ANY SUPPLEMENTAL CONFIRMATION OR THE ACTIONS OF DEALER, COUNTERPARTY OR THEIR AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

19.    Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
20.    Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., DocuSign and AdobeSign) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Master Confirmation or in any other certificate, agreement or document related to this Master Confirmation shall include any electronic signature.
21.    Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation or any Supplemental Confirmation shall be interpreted as requiring Counterparty to deliver cash or other assets in respect of the settlement of any Transaction, except in circumstances where the required cash or other asset settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the Trade Date.
22.    Adjustments. For the avoidance of doubt, whenever the Calculation Agent, the Hedging Party or the Determining Party is called upon to make an adjustment pursuant to the terms of this Master Confirmation, any Supplemental Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, the Hedging Party or the Determining Party, as applicable, shall do so in good faith and in a commercially reasonable manner and shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position at the time of the event.
23.    Ownership Limit. Counterparty represents and undertakes to Dealer that Dealer, solely in its capacity as “Forward Purchaser” or “Forward Seller” (each as defined in the Distribution Agreement) and solely with respect to its entering into and consummating the transactions contemplated by this Master Confirmation, any Supplemental Confirmation and the Distribution Agreement, will not, either individually or collectively with any other Forward Purchasers or Forward Sellers, be subject to the ownership limitations set forth in Counterparty’s Articles of Incorporation.
24.    Other Forwards. Counterparty agrees that it shall not (x) cause to occur, or permit to exist, any Forward Hedge Selling Period (as defined in the Distribution Agreement) at any time there is (1) a “Forward Hedge Selling Period” (or equivalent concept) relating to any other issuer forward sale or similar transaction (including, without limitation, any “Transaction” under (as and defined under) any substantially identical master forward confirmation) with any financial institution other than Dealer (an “Other Forward Transaction”), (2) any “Unwind Period” (or equivalent concept) hereunder or under any Other Forward Transaction or (3) any other period in which Counterparty directly or indirectly issues and sells Shares pursuant to an underwriting agreement (or similar agreement including, without limitation, any equity distribution agreement) (such period, a “Selling Period”) that Counterparty enters into with any financial institution other than Dealer, or (y) cause to occur, or permit to exist, any Unwind Period at any time there is (1) an “Unwind Period” (or equivalent concept) under any Other Forward Transaction, (2) a “Forward Hedge Selling Period” (or equivalent concept) under any Other Forward Transaction or (3) any Selling Period.
25.    [Reserved]
26.    Tax Matters.
(a)    For the purpose of Section 3(f) of the Agreement:

(i)    Dealer makes the following representations:
[It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.]
[Dealer is a corporation duly organized and validly existing under the laws of the State of Delaware and a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.]
(ii)    Counterparty makes the following representations:
A.    It is a “U.S. person” (as that term is used in Treasury Regulation section 1.1441-4(a)(3)(ii) for U.S. federal income tax purposes.
B.    It is a real estate investment trust for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under Treasury Regulation section 1.6049-4(c)(1)(ii)(J).
(b)    Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(c)    871(m) Protocol. The parties agree that the definitions and provisions contained in the ISDA 2015 Section 871(m) Protocol, as published by ISDA and as may be amended, supplemented, replaced or superseded from time to time shall be incorporated into and apply to the Agreement solely for purposes of this Master Confirmation as if set forth in full herein.
(d)    Tax documentation. For the purposes of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty shall provide to Dealer a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto (i) on or before the date of execution of this Master Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such tax form previously provided has become invalid, obsolete, or incorrect. Additionally, Counterparty or Dealer shall, promptly upon reasonable request by the other party, provide such other tax forms and documents reasonably requested by such other party.
(e)    Change of Account. Section 2(b) of the Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof: “to another account in the same legal and tax jurisdiction”.
[27.    US QFC Stay Rules. The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.]
“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.
[28.    Japan Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol. The terms of the Japan Jurisdictional Module of the ISDA Resolution Stay Jurisdictional Modular Protocol (the “Japan Module”) are incorporated into and form part of this Agreement, and this Agreement shall be deemed to be a Covered Agreement for purposes of the Japan Module. In the event of any inconsistencies between this Agreement and the Japan Module, the Japan Module will prevail. Dealer has adhered to the Japan Module as a Regulated Entity, and upon entering into this Agreement Counterparty shall be deemed to have adhered to the Japan Module as a Module Adhering Party and identified Dealer as a Regulated Entity Counterpart.]
[29.    Dealer Tax Representation. Dealer is a national banking association organized and existing under the laws of the United States of America, is an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii)(M), and its federal taxpayer identification number is 94-1687665. Dealer is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes.]
[30. Hire Act. To the extent that either party to the Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.]
[31. U.S. Resolution Stay Protocol. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]
[32.     The terms of paragraph 3 of the ISDA Canadian Jurisdictional Module to the ISDA Resolution Stay Jurisdictional Modular Protocol as published by ISDA on 28 July 2022 (the “ISDA Canadian Jurisdictional Module”) are incorporated into and form a part of this Agreement effective as of the Compliance Date (as defined in paragraph 2(c) of the ISDA Canadian Jurisdictional Module). For purposes of incorporating the ISDA Canadian Jurisdictional Module, this Confirmation shall be deemed to be a Covered Agreement, Dealer shall be deemed to be a Regulated Entity and Counterparty shall be deemed to be a Module Adhering Party. In the event of any inconsistences between this Confirmation, the Agreement and paragraph 3 of the ISDA Canadian Jurisdictional Module, the ISDA Canadian Jurisdictional Module will prevail.]
[33.     Canadian Business Conduct (Eligible Derivatives Party). Counterparty has net assets* of at least $25,000,000 as shown on its most recently prepared financial statements.
*“net assets” for purposes of this representation is calculated as total assets minus total liabilities.]
[34.     Due Authorization. Counterparty represents that the person(s) executing this document are duly authorized to act on behalf of Counterparty in connection with the entry of this Transaction.]
Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

[•]

By: _____________________________
Authorized Representative
Title:

Agreed and accepted by:

FIRST INDUSTRIAL REALTY TRUST, INC.

By:    ___________________________
    Name:
    Title:

Agreed and accepted with respect to Section 5 (introductory paragraph) and 9 hereof and Annex B hereto by:
FIRST INDUSTRIAL, L.P.

By: FIRST INDUSTRIAL REALTY TRUST, INC., its general partner

By:    __________________________
    Name:
    Title:

ANNEX A
FORM OF SUPPLEMENTAL CONFIRMATION

To:	First Industrial Realty Trust, Inc. (“Counterparty”)
From:	[•] (“Dealer”) [•] [•] Attention: [•] Email: [•]
Re:	Issuer Share Forward Sale Transactions
Date:	[_______]

Ladies and Gentlemen:
The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [•] (“Dealer”) and First Industrial Realty Trust, Inc. (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
(1)    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of August 21, 2025 (the “Master Confirmation”) between Dealer and Counterparty, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below. This Supplemental Confirmation together with the Master Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for the Transaction referenced below.
(2)    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:
Trade Date:    [_______]
Effective Date:    [_______]
Number of Shares:    [_______]
Maturity Date:    [_______]
Initial Forward Price:    USD [____]
Threshold Price:    USD [____]
Volume-Weighted Hedge Price:    [_______]
Spread:    [_.__]% per annum
Regular Dividend Amount:    As set out on Schedule II to this Supplemental Confirmation
Initial Stock Loan Rate:    [_______]
Maximum Stock Loan Rate:    [_______]

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.
Yours faithfully,

[•]

By: _____________________________
Authorized Representative
Title:

Agreed and accepted by:

FIRST INDUSTRIAL REALTY TRUST, INC.

By:    __________________________
    Name:
    Title:

Schedule I
FORWARD PRICE REDUCTION AMOUNTS

Forward Price Reduction Date:	Forward Price Reduction Amount:
[_______]	USD[_______]
[_______]	USD[_______]

Schedule II
REGULAR DIVIDEND AMOUNTS

For any calendar quarter ending on or prior to [[December 31, 20[ ]]:	USD [ ]
For any calendar quarter ending after [[December 31, 20[ ]]:	USD [ ]

ANNEX B
PRIVATE PLACEMENT PROCEDURES
If Counterparty delivers Unregistered Settlement Shares pursuant to Section 12 above (a “Private Placement Settlement”), then:
(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); provided that prior to receiving or being granted access to any such information, Dealer, such affiliate of Dealer or such potential purchaser, as the case may be, may be required by Counterparty to enter into a customary nondisclosure agreement with Counterparty in respect of any such due diligence investigation.
(c)    as of the date of delivery, Counterparty and the Operating Partnership shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and obligations to use best efforts to obtain customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.
In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the amount of Unregistered Settlement Shares to be delivered to Dealer hereunder in a commercially reasonable manner to reflect the fact that such Unregistered Settlement Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Unregistered Settlement Shares.
If Counterparty delivers any Unregistered Settlement Shares in respect of any Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date (or earlier, if applicable), Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).